EXHIBIT 4.6

SUBSIDIARY GUARANTEE

COINMACH LAUNDRY CORPORATION and its successors under the Indenture, jointly and severally with any other Subsidiary Guarantors, hereby irrevocably and unconditionally guarantee, on a senior secured basis, (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of Coinmach Service Corp. (the “Company”) to the Holders or the Trustee all in accordance with the terms set forth in Article Ten of the Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise and (iii) have agreed to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Subsidiary Guarantee. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

No stockholder, employee, officer, director or incorporator, as such, past, present or future, of COINMACH LAUNDRY CORPORATION shall have any personal liability under this Subsidiary Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator. Each Holder by accepting this Subsidiary Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and Subsidiary Guarantees. This Subsidiary Guarantee shall be binding upon COINMACH LAUNDRY CORPORATION and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

THE TERMS OF ARTICLE TEN OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

This Subsidiary Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

COINMACH LAUNDRY CORPORATION

By:		/s/ Robert M. Doyle

	Name:	Robert M. Doyle
	Title:	Chief Financial Officer, Senior
Vice President, Secretary and Treasurer

Dated: November 24, 2004